Exhibit 4.22

Plan Option 2019

ERYTECH PHARMA SA

2019 STOCK OPTION PLAN

In accordance with the authorization granted by the extraordinary general shareholders' meeting of June 21, 2019, the Board of Directors decided on July 31, 2019, in compliance with the provisions of Articles L. 225-177 et seq. of the French Commercial Code, to adopt the 2019 stock option plan of ERYTECH PHARMA SA, the terms and conditions of which are set out below.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are:

-	to attract and retain the best available personnel for positions of substantial responsibility;
-	to provide additional incentive to Beneficiaries; and
-	to promote the success of the Company's business.

Options granted under the Plan to U.S. Beneficiaries are intended to be Incentive Stock Options and shall comply in all respects with Applicable Laws in order to benefit from available tax advantages.

Options granted under the Plan to UK Beneficiaries are intended to be Non-Statutory Stock Options governed by the provisions of Schedule 1 of the Plan as to comply in all respect with Applicable Laws in order to benefit from available tax advantages. In the case of any inconsistency between the provisions of the Plan and the provisions of Schedule 1 the provisions of Schedule 1 of the Plan shall prevail.

2.	Definitions

"Administrator"	means the Board of Directors which shall administer the Plan in accordance with Section 4 of the Plan.
"Affiliated Company"

means a company which conforms to the criteria set forth in Article L. 225-180 of the Law as follows:

-companies of which at least ten per cent (10%) of the share capital or voting rights is held directly or indirectly by the Company;

-companies which own directly or indirectly at least ten per cent (10%) of the share capital or voting rights of the Company; and

-companies of which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least fifty percent (50%) of the share capital or voting rights of the Company

"Applicable Laws"

means for the legal requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws and the Code and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan

"Beneficiary"

means the chairman, general manager (directeur général) and the deputy general managers (directeurs généraux délégués) of the Company subject to the employees’ tax regime, as well as any individual employed by the Company or by any Affiliated Company. For the avoidance of doubt, it is specified that holding a position as a director of the Company of as a director of an Affiliated Company (whether remunerated or not) shall not be deemed to constitute an employment relationship

"Board of Directors"	means the board of directors of the Company
"Code"	means the United States Internal Revenue Code of 1986, as amended
"Company"	means ERYTECH PHARMA SA, a corporation organized under the laws of the Republic of France

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"Continuous Status as a Beneficiary"

means as regards the general manager or the deputy general manager subject to the employee's tax regime, that the term of their office has not been terminated and, as regards an employee, that the employment relationship between the Beneficiary and the Company or any Affiliated Company has not been terminated. For purposes of the Plan, an Optionee shall be deemed to cease Continuous Status as a Beneficiary immediately upon the occurrence of either of the following events:

(i)the Optionee no longer performs services as an employee for the Company or any Affiliated Company, or

(ii)the entity for which the Optionee is performing such services ceases to remain an Affiliated Company, even though the Optionee may subsequently continue to perform services for that entity.

(iii)Continuous Status as a Beneficiary shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that for a leave which exceeds three (3) months, Continuous Status as a Beneficiary shall be deemed, for purposes of determining the period within which any outstanding option held by the Optionee in question may be exercised as an Incentive Stock Option, to cease on the first day immediately following the expiration of such three (3) month period, unless that Optionee is provided with the right to return to employment following such leave either by statute or by written contract.

(iv)Except to the extent otherwise required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no employment credit shall be given for vesting purposes for any period the Optionee is on a leave of absence

"Date of Dismissal"	means the date the employee received its dismissal letter
"Date of Grant"	means the date of the decision of the Board of Directors to grant the Options
"Disability"

means a disability corresponding to the second or the third categories of Article L. 341-4 of the French Social Security Code or pursuant to any similar provision applicable to a foreign Affiliated Company or, if the Optionee is a U.S. Beneficiary, the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances

"Employee"

means an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance

"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended

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"Fair Market Value"

means the value for one Share as determined in good faith by the Administrator, according to the terms of the Shareholders Authorization and the following provisions:

1)the Board of Directors may determine the Fair Market Value of a Share by reference to the closing sales price of one share on the regulated market on which the Company is listed for the day prior to the day of the decision of the Board of Directors to grant the options.

2)however, the Fair Market Value of a Share shall in no case be less than nighty-five per cent (95%) of the average of the closing sales price for a share as quoted on said stock exchange market during the twenty market trading days prior to the day of the Board of Directors' decision to grant the options,

3)it being specified that, when an Option entitles the holder to purchase shares previously repurchased by the Company, the exercise price, notwithstanding the above provisions and in accordance with applicable law, may not be less than 95% of the average purchase price paid by the Company for all shares so previously repurchased.

This price settled for the subscription or purchase of share shall not be modified during the period in which the option may be exercised. However, if the Company makes one of the operations mentioned in article L. 225-181 of French Commercial Code, it must take all necessary measures to protect the Optionee's interests in the conditions provided for by article L. 228-99 of the French Commercial Code. In case of issuance of securities granting the stock access, as well as in case of the Company's merger or scission, the Board of Directors may decide, for a limited period of time, to suspend the exercisability of the Options

"Incentive Stock Option"	means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder
"Law"	means French Commercial Code
"Non-Statutory Stock Option"	means, for this Agreement, an Option that is not an Incentive Stock Option
"Notice of Grant"	means a written notice evidencing the main terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement
"Option"	means an option to purchase or subscribe Shares granted pursuant to the Plan
"Optionee"	means a Beneficiary who holds at least one outstanding Option
"Option Agreement"

means a written agreement entered into between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan

"Option Exchange Program"

means a program pursuant to which the Administrator may effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of shares of common stock but with an exercise price per share based on the Fair Market Value per share of common stock on the new option grant date

"Parent"	means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code
"Plan"	means the 2019 Stock Option Plan as authorized by the Board of Directors on July 31, 2019
"Retirement"

means, pursuant to article L. 1237-5 of the French labor code, the retirement, upon the employer’s decision, at full rate of an employee who has reached the age giving right to retirement, or any similar provision applicable to a foreign Affiliated Company

"Share"	means a share of the Company
"Share Capital"	means the issued and paid up capital of the Company
"Shareholders Authorization"

means the authorization given by the shareholders of the Company in the ordinary and extraordinary general meeting held on June 21, 2019 as increased or amended from time to time by a further general meeting of the shareholders permitting the Board of Directors to grant Stock Options

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"Subsidiary"	means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code
"U.K. Beneficiary"	means a Beneficiary of the Company or an Affiliated Company resident in the United Kingdom for tax purposes, or otherwise subject to United Kingdom taxation
"U.S. Beneficiary"	means a Beneficiary of the Company or an Affiliated Company residing in the United States or otherwise subject to United States laws and regulations
"10% Shareholder"

means the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary)

3.	Shares Subject to the Plan

Subject to the provisions of Section 11 of the Plan and pursuant to the Shareholder Authorization, the maximum aggregate number of Shares which may be optioned and issued under the Plan is equal to 700,000 with a nominal value of 70,000.00 Euro, adjusted to take into account any operation of split or grouping of shares, being provided that the total number of Shares that can be issued by the Company under this Plan and the share warrants and free shares plans adopted by the Board of Director on July 31, 2019 shall not exceed 900,000.

Should the Option expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.	Administration of the Plan
4.1	Procedure

The Plan shall be administered by the Administrator.

4.2	Powers of the Administrator

Subject to the provisions of the Law, the Shareholders Authorization, the Plan, and the Applicable Laws, the Administrator shall have the authority, in its discretion:

1)	to determine the Fair Market Value of the Shares, in accordance with Section 1 of the Plan;
2)	to determine the Beneficiaries to whom Options may be granted hereunder;
3)	to select the Beneficiaries and determine whether and to what extent Options are granted hereunder;
4)	to approve or amend forms of agreement for use under the Plan;
5)

to determine the terms and conditions of any Options granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the

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Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; it being specified that the Administrator’s discretion remains subject to the rules and limitations set forth in this Plan and in the Law;

6)	to construe and interpret the terms of the Plan and Options granted pursuant to the Plan;
7)

to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

8)

to modify or amend each Option (subject to the provisions of Section 13.3 of the Plan), including the discretionary authority to extend the post-termination exercise period of Options after the termination of employment or the end of the term of office, longer than is otherwise provided for in the Plan or the award agreement;

9)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;
10)	to implement an Option Exchange Program;
11)	to determine the terms and restrictions applicable to Options; and
12)	to make all other determinations deemed necessary or appropriate for administering the Plan.
4.3	Effect of Administrator's Decision

The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees.

5.	Limitations
5.1	In the case of U.S. Beneficiaries, each Option shall be designated in the Notice of Grant as an "Incentive Stock Option" and may only be granted to employees.

The aggregate Fair Market Value of the Shares (determined as of the respective date or dates of grant) for which one or more options granted under the Plan or any other stock option program of the Company (or any Parent or Subsidiary of the Company) may for the first time become exercisable as Incentive Stock Option in any one calendar year shall not exceed U.S. $100,000. To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted, except to the extent otherwise provided under applicable law or regulation.

5.2

The Options are governed by Articles L. 225-177 et seq. of the Law. They are not part of the employment agreement or of the office which has allowed the Optionee to be granted the Option. Neither does it constitute an element of the Optionee’s compensation.

Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or his term of office with the Company or any Affiliated Company, nor shall they interfere in any way with the Optionee's right or the

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Company's or Affiliated Company's right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

6.	Term of plan

Subject to the approval of the shareholders of the Company in accordance with Section 16 of the Plan, the Plan shall be effective and Options may be granted as of July 31 , 2019, the date of the Plan's adoption by the Board of Directors. It shall continue in effect until the date of termination of the last Option in force, unless terminated earlier under Section 13 of the Plan.

7.	Term of Option

The term of each Option shall be stated in the Notice of Grant but shall not be in excess of ten (10) years from the Date of Grant in accordance with the Shareholders Authorization.  If any Employee to whom an Incentive Stock Option is granted is a 10% Shareholder, then the option term shall not exceed five (5) years measured from the Date of Grant.

8.	Options Exercise Price and Consideration
8.1	Subscription or purchase Price

The per Share subscription or purchase price for the Shares to be issued or sold pursuant to exercise of an Option shall be 100% of the Fair Market Value per Share on the Date of Grant, and 110% for any options granted to shareholders owning 10% or more interest in the corporation.

8.2	Waiting Period and Exercise Dates

At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period with the Company or an Affiliated Company, and in any event, an Incentive Stock Option may not be exercised within two years of its grant and a Non-Statutory Stock Option granted to UK Beneficiaries may not be exercised within three years of its grant.

8.3Vesting Schedule

Generally, and subject to the value limitation in Section 5.1 above and in Schedule 1, the Options may be exercised by their holder on the basis of the following initial vesting schedule, except for Non-Statutory Stock Option granted to UK Beneficiaries for which the earliest date of exercise of the Option may not be earlier than the third anniversary of the date of grant as set forth in Schedule 1:

-	2/3 % of the Shares subject to the Option shall vest on the second anniversary of the Vesting Commencement Date, provided that the holder is still employed by the Company, and
-	1/3 % of the Shares subject to the Option shall vest on the third anniversary of the Vesting Commencement Date, provided that the holder is still employed by the Company.

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8.4Form of Consideration

The consideration to be paid for the Shares to be issued or purchased upon exercise of Options, including the method of payment, shall be determined by the Administrator. Such consideration shall consist entirely of an amount in Euro corresponding to the subscription or purchase price which may be paid in one or more of the following forms as determined by the Administrator and specified in the Option Agreement:

(a)wire transfer; or

(b)	check; or
(c)	offset with receivables over the Company, or
(d)	any combination of the foregoing methods of payment.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

9.	Exercise of Option
9.1	Procedure for Exercise; Rights as a Shareholder

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the provisions of the Option Agreement) together with a share subscription or purchase form (bulletin de souscription ou d'achat) duly executed by the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued or sold upon exercise of an Option shall be sold to or issued in the name of the Optionee, or if requested, in the name of the Optionee and his or her spouse.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

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Upon exercise of an Option, the Shares issued or sold to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends paid on such shares as from the exercise of the Option.

In the event that a Beneficiary infringes one of the above-mentioned commitments, such Beneficiary shall be liable for any consequences resulting from such infringement for the Company and undertakes to indemnify the Company in respect of all amounts payable by the Company in connection with such infringement.

Granting of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available for purposes of the Plan, by the number of Shares subject to the Option.

9.2	Termination of the Optionee's Continuous Status as Beneficiary

The following provisions shall govern the exercise of any Options held by the Optionee at the time of cessation of Continuous Status as a Beneficiary or death:

1)

Upon termination of an Optionee's Continuous Status as a Beneficiary, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only for the vested part of the Options (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). Unless a longer period is specified in the Notice of Grant, the Option shall remain exercisable for one (1) month following the Optionee's termination of Continuous Status as a Beneficiary.

2)

In the event that an Optionee's Continuous Status as a Beneficiary terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within six (6) months from the date of such termination and only for the vested part of the Options, (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant).

3)

In the event of the death of an Optionee during the term of the Option, the Option may be exercised at any time within six (6) months following the date of death, and twelve (12) months in the case of UK Beneficiaries, and only for the part of the Options vested at the time of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance,

4)

During the applicable post-termination exercise period, the Option may not be exercised in the aggregate for more than the number of Shares for which the Option is exercisable on the date of the Optionee’s cessation of Continuous Status as a Beneficiary.  The Option shall not become exercisable for any additional Shares under the Option following the Optionee’s cessation of Continuous Status as a Beneficiary, except to the extent (if any) specifically authorized by the Administrator in its sole discretion pursuant to an express written agreement with the Optionee.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the Option shall terminate and cease to be outstanding.

5)	Any Option which is left unexercised by reason of termination of the Beneficiary’s Continuous Status, death or disability shall revert to the Plan.

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10.	Non-Transferability of Options
(e)

An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

(f)

Prior to the date the Company first becomes subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, outstanding Options under the Plan, together with the Shares subject to those Options during the period prior to exercise, shall not be the subject of any short position, put equivalent position (as such term is defined in Rule 16a-1(h) under the 1934 Act) or call equivalent position (as such term is defined  Rule 16a-1(b) of the 1934 Act).

11.	Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale
11.1	Changes in capitalization

In the event of the carrying out by the Company of any of the financial operations pursuant to Article L.225-181 of the Law as follows:

-	amortization or reduction of the share capital,
-	amendment of the allocation of profits,
-	distribution of free shares,
-	capitalization of reserves, profits, issuance premiums,
-	the issuance of shares or securities giving right to shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders;

the Company shall take the required measures to protect the interest of the Beneficiaries in the conditions set forth in article L. 228-99 of the Law and in accordance with Applicable Laws.

11.2	Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date determined by the Administrator and give each Optionee the right to exercise his or her Option as to Shares for which the Option would not otherwise be exercisable.

11.3	Merger or Asset or Shares Sale

In the event of the signing of a merger agreement by way of the absorption of the Company by another company, or in the event of a Bid likely to result in a Change of Control or a Bid submitted following to a Change of Control (hereinafter, in each case, an “Operation”), each outstanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or an affiliated company of the successor corporation.

In the event that the successor corporation, or an affiliated company of the successor corporation, refuses to assume or substitute for the Option, the Option shall vest and

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become exercisable in full immediately prior to the effective date of the Operation, should the Administrator decide so.

Immediately after the effective date of the Operation, all outstanding Options shall terminate and cease to be outstanding except to the extent assumed by the successor corporation or an affiliated company of the successor corporation.

For the purposes of this paragraph, the Option shall be considered assumed if, following the Operation, the option confers the right to purchase, for each Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the Operation  by holders of stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Operation was not solely common stock of the successor corporation, or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Shares in the Operation.

“Change of Control” refers to the event to which one or several persons acting in concert hold more than 50% of the Company’s voting rights or share capital.

“Bid” refers to any bid (purchase, exchange, mixed, etc.) dealing with all the shares of the Company (i) subject to a conformity decision by the Autorité des Marchés Financiers, (ii) recommended or endorsed by the Board of Directors of the Company and, (iii) if it is subject to the normal legal procedure, having had a favorable outcome.

12.	Grant
12.1

The Date of Grant of an Option shall be, for all purposes, the date on which the Administrator decides to grant such Option. Notice of Grant shall be provided to each Optionee within a reasonable time after the Date of Grant.

12.2

Except as provided by Law, in the event of any tax liability arising on account of the Grant of the Options, the liability to pay such taxes shall be that of the Beneficiary alone.  The Company’s obligation to deliver Shares upon the exercise of any Options granted under the Plan shall be subject to the satisfaction of all applicable income, employment and other tax withholding requirements.

The Beneficiary shall enter into such agreements of indemnity and execute any and all documents as the Company may specify for this purpose, if so required at the time of the Grant and at any other time at the discretion of the Company, on such terms and conditions as the Company may think fit, for recovery of the tax due, from the Beneficiary.

13.	Amendment and Termination of the Plan
13.1	Amendment and Termination

The Administrator may at any time amend, alter, suspend or terminate the Plan.

13.2	Shareholders’ approval

The Company shall obtain the shareholders’ approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws (including the

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requirements of any exchange or quotation system on which Shares may then be listed or quoted). Such shareholders’ approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

13.3	Effect of amendment or termination

No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

14.	Conditions Upon Issuance of Shares
14.1	Legal Compliance

The implementation of the Plan, the granting of Options under the Plan and the issuance of Shares pursuant to the exercise of an Option shall be subject to compliance with all relevant provisions of law including, without limitation, the Law, the United States Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

14.2	Investment Representations

As a condition to the exercise of an Option by a Beneficiary, the Company may require representations from any person exercising Options if, in the opinion of counsel for the Company, such representations are required.

15.	Liability of Company
15.1

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by any counsel to the Company to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.2

In addition, the Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any other reason not attributable to the Company or its Affiliated Companies was not able to exercise the Options or acquire the Shares.

16.	Shareholders’ Approval

The Plan shall be subject to further approval by the shareholders of the Company within twelve (12) months of the date the Plan is adopted by the Board of Directors. Such shareholder approval shall be obtained in the manner and to the degree required under the Law and Applicable Laws.

17.	Law, Jurisdiction and Language

This Plan shall be governed by and construed in accordance with the laws of France. The relevant court of the registered office of the Company shall be exclusively competent to determine any claim or dispute arising in connection herewith.

The grant of Options under this Plan shall entitle the Company to require the Beneficiary to comply with such requirements of law as may be necessary in the Options of the Company from time to time.

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ERYTECH PHARMA

STOCK OPTION GRANT AGREEMENT

Part I

NOTICE OF STOCK OPTION GRANT

[Optionee's Name and Address]

You have been granted Options to subscribe Shares of the Company, subject to the terms and conditions of the 2019 Stock Option Plan (the "Plan") and this Option Agreement. Options are governed by Articles L. 225-177 and following of the French Commercial Code. They are not part of the employment agreement or of the office which has allowed the Optionee to be granted the Options. Neither does it constitute an element of the Optionee’s compensation. Unless otherwise defined herein, capitalized terms in this Option Agreement shall have the meaning assigned to them in the Plan.

Grant Number(1) :________________

Date of Grant(2) :________________

Vesting Commencement Date(3) :________________

Exercise Price per Share:EUR

Total Number of Shares Granted:________________

Total Exercise Price:EUR ____________

Type of Options(4) :[Incentive Stock Option]

Term/Expiration Date(5) :________________

Where the exercise of an Option, as described under Article 9.1 of the Plan, would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

In the event that you infringe one of the above-mentioned commitments, you shall be liable for any consequences resulting from such infringement for the Company and undertake to indemnify the Company in respect of all amounts payable by the Company in connection with such infringement.

1.	Validity of the Options

The Options will be valid as from the Date of Grant.

2.	Vesting Schedule

The Options may be exercised by their holder, subject to the value limitation provided in Section 5.1 of the Plan, on the basis of the following initial vesting schedule:

(1) reference number to be allocated by the Company, if it wishes so
(2) date of the management board meeting having allocated the Option
(3) date chosen by the management board as the date of beginning of the vesting schedule or, if not, date of granting of the Option by the management board
(4) for U.S. Beneficiaries only
(5) date of termination of the Option (article 7 of the Plan)

-	2/3 % of the Shares subject to the Option shall vest on the second anniversary of the Vesting Commencement Date, provided the holder is still employed by the Company and
-	1/3 % of the Shares subject to the Option shall vest on the third anniversary of the Vesting Commencement Date, provided the holder is still employed by the Company.

For purposes of this Agreement, “Vesting Commencement Date” shall mean the date of grant of the Option.

Except as may be specifically stated herein, the holder must be employed on a vesting date for vesting to occur. There shall be no proportionate or partial vesting in the period prior to each vesting date and all vesting shall occur only on the appropriate vesting date.

The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the final exercise date or the termination of this Option under the Plan.

It is specified that the number of Shares which may be subscribed pursuant to the exercise of Options pursuant to the above vesting schedule will always be rounded down to the nearest full number of Shares.

If the Beneficiary fails to exercise the Options in whole or in part within the said period of ten (10) years, the Options will lapse automatically.

3.	Operation

As an exception to the above,

•

in the event of the signing of a merger agreement by way of the absorption of the Company by another company, or in the event of a Bid likely to result in a Change of Control or a Bid submitted following to a Change of Control (an "Operation"), then vesting of the Options will be accelerated in part immediately prior to the effective date of the Operation so that 100% of the Options that are not vested as of such date pursuant to this Option Agreement shall become exercisable as of such date and may be exercised for the Shares subject to those accelerated Options as vested shares.

•

If the Options are to be assumed by the successor corporation (or an affiliated company thereof) in connection with the Operation, then the Optionee shall continue, over his or her period of Continuous Status as a Beneficiary following the Operation to vest in the remaining unvested Options in one or more installments in accordance with the Vesting Schedule specified above.

4.	Termination Period

The Options may be exercised for one (1) month after termination of the Optionee's Continuous Status as a Beneficiary, to the extent the Options are exercisable at the time of termination.

Upon the death of the Optionee, the Options may be exercised during a period of six (6) months as provided in the Plan. Upon the Disability of the Optionee, the Options may be exercised during a period of six (6) months as provided in the Plan. In no event may the Options be exercised after the Term/Expiration Date.

Save as provided in the Plan, in no event shall the Options be exercised later than the Term/Expiration Date as provided above. Should the Options expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

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By his signature and the signature of the Company's representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. The Optionee has reviewed the Plan and this Option Agreement in their entirely, has had the opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement.  The Optionee agrees to be bound by the terms of the Plan, the terms of the Option as set forth in this Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

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ERYTECH PHARMA

STOCK OPTION GRANT AGREEMENT

Part II

TERMS AND CONDITIONS

1.	Grant of Option
1.1

The Administrator of the Plan hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the "Optionee"), [______] options (the "Options") to subscribe the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms and conditions of the Plan, which is incorporated herein by reference.

In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

1.2	The Option will be valid as from the Date of Grant.
1.3

Except as provided by Law, in the event of any tax liability arising on account of the Grant of the Options, the liability to pay such taxes shall be that of the Beneficiary alone. The Beneficiary shall enter into such agreements of indemnity and execute any and all documents as the Company may specify for this purpose, if so required at the time of the Grant and at any other time at the discretion of the Company, on such terms and conditions as the Company may think fit, for recovery of the tax due, from the business associate.

2.	Exercise of Option
2.1	Right to Exercise

This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement. In the event of the Optionee's death, Disability or other termination of Optionee's Continuous Status as a Beneficiary, the exercisability of the Option is governed by the applicable provisions of the Plan and this Option Agreement.

2.2	Method of Exercise

This Option is exercisable by delivery of an exercise notice, in the form attached hereto (the "Exercise Notice"), comprising a share subscription form (bulletin de souscription) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company or by any other electronic means as might be agreed upon between the Company and the bank appointed to manage the Plan. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Optionee must make appropriate arrangements with the Company (or Affiliated Company employing the Optionee) for the satisfaction of all applicable income and employment tax withholding requirements applicable to the Option exercise. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the proof of payment of such aggregate Exercise Price and withholding taxes.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law as set out under Section 14(a) of the Plan.

Upon exercise of an Option, the Shares issued to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

3.	Method of Payment

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee and, in any case, subject to its acceptance by the bank appointed to manage the Plan:

(g)wire transfer with the execution of the corresponding exchange contract; or

(h)	check;
(i)	if the Optionee is not a U.S. Beneficiary, offset between receivables; or
(j)	any combination of the foregoing methods of payment.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when (a) the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and (b) the Optionee provides the Company with either (i) the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, (ii) the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

The Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliated Companies was not able to exercise the Option or purchase the Shares. The payment for the purchase of the shares shall be made by the Optionee under his/her own responsibility according to these Terms and Conditions.

4.	Non-Transferability of Option

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

5.	Term of Option

Subject as provided in the Plan, this Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

6.	Additional Terms Applicable to an Incentive Stock Options

For the Incentive Stock Options, the following terms and conditions shall also apply to the grant:

1)

This Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) this Option is exercised for one or more Shares:  (i) more than three (3) months after the date the Optionee ceases to be an Employee for any reason other than death or Permanent Disability or

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(ii) more than twelve (12) months after the date the Optionee ceases to be an Employee by reason of Permanent Disability.
2)

No installment under this Option shall qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) the aggregate Fair Market Value (determined at the Date of Grant) of the Shares for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of any earlier installments of the Shares and any other securities for which this Option or any other Incentive Stock Options granted to the Optionee prior to the Date of Grant (whether under the Plan or any other option plan of the Company or any Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand U.S. Dollars (U.S. $100,000) in the aggregate.  Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this Option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Stock Option.  Optionee hereby acknowledges that there is no assurance that the Option will, in fact, be treated as an Incentive Stock Option under Section 422 of the Code.  By executing this Grant Agreement, Optionee acknowledges and agrees that Optionee is solely responsible for the satisfaction of any applicable taxes that may be imposed on Optionee that arise as a result of the grant, vesting or exercise of the Option.

(v)

Should the Optionee hold, in addition to this Option, one or more other options to purchase Shares which become exercisable for the first time in the same calendar year as this Option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Stock Options, this Option and each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

(vi)

For this purpose, Permanent Disability shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

7.	Entire Agreement - Governing Law

The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the laws of the Republic of France.

Any claim or dispute arising under the Plan or this Agreement shall be subject to the exclusive jurisdiction of the court competent for the place of the registered office of the Company.

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OPTIONEEERYTECH PHARMA SA

_______________________By: _______________________

Signature

_______________________Title: ______________________

Print Name

_______________________

Residence Address

_______________________

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EXHIBIT A

ERYTECH PHARMA

A French Société Anonyme having a share capital of EUR.[______]

Registered office : [______]

[] R.C.S. [___]

2019 STOCK OPTION PLAN

EXERCISE NOTICE

(Share subscription form)

ERYTECH PHARMA

[______]

[______]

France[______________], [_]

Attention: [___________]

1.Exercise of Option. Effective as of today, __________________, __, the undersigned ("Optionee") hereby elects to subscribe _______________ (_____) shares (the "Shares") of ERYTECH PHARMA SA (the "Company") under and pursuant to the Company's 2019 Stock Option Plan (the "Plan") adopted by the Board of Directors on July 31,  2019 and the Stock Option Agreement dated ___________, __ (the "Option Agreement"). The subscription price for the Shares shall be EUR. ______, as required by the Option Agreement.

2.Delivery of Payment. Optionee herewith delivers to the Company the full subscription price for the Shares.

3.Representations of Optionee. The Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company) of the Shares, the Optionee shall have, as an Optionee, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Option. No adjustment will be made for rights in respect of which the record date is prior to the issuance date for the Shares, except as provided in Section 11 of the Plan.

5.Tax consultation. The Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's subscription or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the subscription or disposition of the Shares. The Optionee is not relying on the Company for any tax advice.

6.Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the laws of the Republic of France.

*

*     *

This Exercise notice is delivered in two originals one of which shall be returned to the Optionee.

Submitted by:Accepted by:

OPTIONEE (*)ERYTECH PHARMA

_________________________________________________

SignatureSignature

__________________________Its:____________________

Print Name

Address:

__________________________

(*)	The signature of the Optionee must be preceded by the following manuscript mention "accepted for formal and irrevocable subscription of [__________] Shares".

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